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Exhibit 23

To the Board of Directors and Stockholders
Key Energy Services, Inc.

        We consent to incorporation by reference in the registration statements No. 333-46733 and No. 333-34814 on Forms S-8, registration statement No. 333-67667 on Form S-4 and registration statements No. 333-01777, No. 333-24497, No. 333-24499, No. 333-43115, No. 333-43779, No. 333-44677, No. 333-67665 and No. 333-79851 on Forms S-3 of Key Energy Services, Inc. and subsidiaries of our report dated February 12, 2003 relating to the consolidated balance sheets of Key Energy Services, Inc. and subsidiaries as of December 31, 2002 and June 30, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders' equity for the six months ended December 31, 2002 and each of the years in the three-year period ended June 30, 2002, and the related schedule, which report appears in the December 31, 2002 transitional report on Form 10-K of Key Energy Services, Inc. Our report refers to changes in accounting for asset retirement obligations in the six months ended December 31, 2002, goodwill and other intangible assets in the year ended June 30, 2002 and derivative instruments and hedging activities in the year ended June 30, 2001.

KPMG LLP

Dallas, Texas
March 28, 2003

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  Exhibit 23